EXHIBIT 19.1

DATA STORAGE CORPORATION

AMENDED AND RESTATED

INSIDER TRADING POLICY

November 22, 2023

The common stock of Data Storage Corporation (the “Company”) is publicly traded and there are certain important restrictions and limitations imposed on your ability to trade Company common stock under the federal securities laws. The purchase or sale of Company common stock while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s common stock, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Need For a Policy Statement

The Company’s Board of Directors has adopted this Amended and Restated Insider Trading Policy (the “Policy Statement”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

The Consequences

The consequences of an insider trading violation can be severe. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

● A civil penalty of up to three times the profit gained or loss avoided;

● A criminal fine of up to $1,000,000 (no matter how small the profit); and

● A jail term of up to ten years.

Also, an employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

● A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

● A criminal penalty of up to $2,500,000 dollars.

An employee’s failure to comply with this Policy Statement may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Blackout Periods. All directors, officers and other employees are prohibited from trading in the Company’s securities during blackout periods. The blackout period restrictions will be in addition to, and not in lieu of, the other restrictions and limitation imposed by this Policy Statement, and the failure of management to designate a person as being subject to a blackout will not relieve that person of the obligation to refrain from trading while aware of material nonpublic information.

All directors, officers and other employees are prohibited from trading in the Company’s securities during blackout periods.

(a)       Quarterly Blackout Periods. Trading in the Company’s securities is prohibited beginning with the 15th day of the third month of each quarter and ending at the close of the second full trading day (day on which the stock market is open) after disclosure of the quarter’s financial results. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)       Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material Information. “Material” information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance

●	Earnings that are inconsistent with the consensus expectations of the investment community

●	A pending or proposed merger, acquisition or tender offer

●	A pending or proposed acquisition or disposition of a significant asset

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities

●	A change in management

●	Development of a significant new product or process

●	Impending bankruptcy or the existence of severe liquidity problems

●	The gain or loss of a significant customer or supplier

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. Information will not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Thursday. If an announcement were made on a Friday, Wednesday would be the first eligible trading day.

Transactions by Family Members. This Policy Statement also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Stock Option Exercises. This Policy Statement does not apply to the exercise of an employee stock option. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option (if such is permitted by the Company), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Margin Loans and Stock Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the borrower is aware of material nonpublic information or otherwise is not permitted to trade in Company stock, directors, officers, and other employees are prohibited from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

Short Sales. No director, officer, or employee may, directly or indirectly, sell any equity security, including derivatives, of the Company if the person selling the security or his principal (1) does not own the security sold, or

(2) if owning the security, does not deliver it against such sale within 20 days thereafter, or does not within five days after such sale deposit it in the mail or other usual channels of transportation. A “short sale” is any transaction whereby one may benefit from a decline in the Company’s stock price. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement.

Short-term Trades. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer, or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class or type during the six months following the purchase.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement.

Prohibition on Speculation and Hedging. Investing in the Company’s securities provides an opportunity to share in the long-term growth of the Company. In contrast, short-term speculation based on fluctuations in the market for the Company’s securities may be distracting, and may unduly focus the Company’s directors, officers and employees on the Company’s short-term stock market performance. Furthermore, such activities may put the potential for personal gain in conflict with the best interests of the Company and its securityholders or create the appearance of improper or inappropriate conduct involving the Company’s securities. As such, directors, officers, and employees may not engage in any hedging or monetization transactions with respect to the Company’s securities, including by trading in put or call options, warrants, swaps, forwards and other derivatives or similar instruments on the Company’s securities, or by selling the Company’s securities “short.” Anyone may, of course, in accordance with this Policy Statement and other Company policies, exercise options granted to them by the Company.

Prohibition on Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise not permitted to trade in the Company’s securities, the Company’s directors, officers, and employees are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities in any way including as collateral for a loan.

Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Additional Restrictions Applicable to Executive Officers, Directors, and Key Employees

In addition to the restrictions set forth above, persons who serve as directors, executive officers, and key employees of the Company, as well as officers, directors, and key employees of certain subsidiaries of the Company (collectively referred to as “Covered Persons”), are subject to additional restrictions on when they may purchase or sell Company common stock. YOU WILL BE NOTIFIED BY THE COMPANY IF THE COMPANY CONSIDERS YOU TO BE A “COVERED PERSON.”

The Company has adopted that policy that all Covered Persons must contact the Company’s CEO in advance of making any commitment to purchase (or otherwise acquire) or sell (or otherwise dispose of) Company stock. In addition, a Covered Person is only permitted to purchase or sell Company common stock during four “window periods,” provided that the Covered Person is not then in possession of material nonpublic information concerning the Company. These window periods begin on the third trading day after the Company’s public release of its quarterly or annual results of operations. Each window period lasts for thirty (30) calendar days. However, even if a Covered Person desires to sell Company common stock during a window period, the Covered Person must still pre-clear the trade with the CEO to ensure that no inadvertent violation of the insider trading laws occurs. Sales outside the window periods may be allowed under certain limited circumstances (such as sales pursuant to a pre- approved trading plan that complies with SEC Rule 10b5-1), provided of course that no material nonpublic information then exists concerning the Company and you pre-clear your transaction with the CEO.

Company Assistance

The Company has designated Chris Panagiotakos its current Insider Trading Compliance Officer. Please direct your questions as to any of the matters discussed in this Policy Statement or its application to any proposed transaction to Chris Panagiotakos at cpanagiotakos@datastoragecorp.com or 631-389-3156. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.

Acknowledgment

EMPLOYEE/DIRECTOR/OFFICER
Signature:
Printed Name:
Address:
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